Exhibit 99.1


                 Metris Stockholders Approve Acquisition By HSBC

MINNETONKA, Minn. (November 30, 2005) - Metris Companies Inc. (NYSE:MXT) announced that, at a special meeting held today in Minneapolis, its stockholders voted to approve the acquisition of the Company by HSBC Finance Corporation. Of the stockholders who voted, more than 99 percent voted in favor of the acquisition. All of the Series C Perpetual Convertible Preferred Stock of Metris voted in favor of the acquisition. The acquisition is expected to close on December 1, 2005. Upon completion of the transaction, Metris will become a wholly owned subsidiary of HSBC Finance Corporation.

Metris and HSBC Finance Corporation entered into a definitive agreement on August 4, 2005, under which HSBC Finance agreed to acquire Metris in an all-cash transaction which valued Metris at $1.59 billion. Under the terms of the agreement, Metris common stockholders will be entitled to receive $15.00 for each share of Metris common stock.

Metris Companies Inc., based in Minnetonka, Minnesota, is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Arizona.

HSBC Finance Corporation, headquartered in Prospect Heights, Illinois, through its subsidiaries and affiliates, is the sixth largest issuer of MasterCard and Visa cards in the nation. HSBC Finance is a subsidiary of HSBC North America Holdings Inc., one of the top 10 financial organizations in the United States with assets totaling more than $300 billion. Both companies are wholly owned subsidiaries of HSBC Holdings plc (HSBC) which is headquartered in London and is the holding company of HSBC Group, one of the largest banking and financial services organizations in the world, with well-established businesses in Europe, the Asia-Pacific region, the Americas, the Middle East and Africa.

                                                                 # # #

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Forward-looking statements are based on certain assumptions by management and are subject to risks, trends and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: the fact that completion of the merger is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all; financial performance of each of HSBC Finance Corporation and Metris through completion of the merger; changes in the capital markets; the occurrence of any circumstance or event that would constitute a material adverse effect with respect to Metris for purposes of the merger agreement; adverse governmental or regulatory policies; failure to resolve Metris' pending SEC investigation in the manner contemplated by the terms of the merger agreement; competition from other financial services companies in Metris' and HSBC Finance Corporation's markets; the loss of key employees; and general economic conditions, including movements in interest rates, that could adversely affect credit quality and loan originations and the costs or availability of funding.

For further information on risks that could impact us and the statements contained in this press release, please refer to our filings with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q, and annual reports on Form 10-K, as amended.


Jeff Grosklags                          William Houlihan
Investor Relations                      CFO
Phone: 952.525.5074                     Phone: 952.525.5028
Fax: 952.358.4428                       Fax: 952.593.4733